Exhibit 5.1

February 24, 2003

Hector Communications Corporation
211 Main Street
Hector, MN 55342

  Re:
  Opinion of Counsel as to Legality of 400,000 Shares of Common Stock to be registered under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 300,000 shares of Common Stock, $.01 par value, of Hector Communications Corporation (the "Company") offered to key employees, consultants and non-employee directors of the Company pursuant to the Hector Communications Corporation 1999 Stock Plan (the "Stock Plan") and 100,000 shares of the Company's Common Stock to be offered to employees under the 2003 Employee Stock Purchase Plan (the "Purchase Plan" and, together with the Stock Plan, the "Plans"). These shares are in addition to the 300,000 shares offered pursuant to the Stock Plan and registered on a previous Registration Statement on Form S-8 (File No. 333-91967).

        As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 400,000 shares of Common Stock to be offered by the Company under the Plans, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

        The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

Very truly yours,
LINDQUIST & VENNUM P.L.L.P.
/s/ Lindquist & Vennum P.L.L.P.